EXHIBIT 21.1

ALLIANT ENERGY CORPORATION

SUBSIDIARIES OF THE REGISTRANT

The following are deemed to be significant subsidiaries of Alliant Energy Corporation as of Dec. 31, 2007:

Name of Subsidiary	State of Incorporation

Interstate Power and Light Company	Iowa

Wisconsin Power and Light Company	Wisconsin